Exhibit 99.1

Oncorus Appoints Douglas Fambrough to Board of Directors

- Former CEO of Dicerna brings deep expertise in RNA research, drug development, business development and financing-

CAMBRIDGE, Mass., June 23, 2022 – Oncorus, Inc. (Nasdaq: ONCR), a viral immunotherapies company focused on driving innovation to transform outcomes for cancer patients, today announced the appointment of Douglas M. Fambrough, III, Ph.D. to its board of directors.

“We are thrilled to welcome Doug to our board and leverage his significant expertise and executive leadership skills as we work to advance our next-generation HSV and selectively self-amplifying vRNA/LNP platforms,” said Theodore (Ted) Ashburn, M.D., Ph.D., President and Chief Executive Officer of Oncorus. “As a recognized industry leader with extensive experience in RNA medicines and growing successful biotechnology companies, Doug’s appointment highlights Oncorus’ commitment to bringing together innovators of our industry as we progress our pipeline and build upon our platforms. We look forward to working with Doug as we advance our portfolio of differentiated viral immunotherapies to help meaningfully improve the lives of cancer patients.”

“Oncorus’ novel technology is generating a pipeline of uniquely engineered viruses and first-in-class vRNA product candidates. I’m excited to partner with this exceptional team to progress their portfolio of viral immunotherapies and unlock the potential of this modality to activate multiple arms of the immune system, realizing the promise of this new class of medicines in oncology,” said Dr. Fambrough. “I look forward to working with my fellow board members and Oncorus’ leadership team to advance this potentially paradigm-shifting approach to cancer treatment.”

Dr. Fambrough brings over 25 years of clinical and managerial experience to Oncorus. Most recently, he served as co-founder, President and Chief Executive Officer of Dicerna Pharmaceuticals, a publicly traded biotechnology company focused on RNAi-based therapeutics for various disease areas, including oncology. At Dicerna, he was responsible for overseeing the company’s scientific and business success for nearly 12 years leading up to its acquisition by Novo Nordisk in December 2021 for $3.3 billion. Prior to Dicerna, Dr. Fambrough was a general partner at Oxford Bioscience Partners, where he has specialized in financing innovative life science technology companies. While at Oxford, Dr. Fambrough led the investment in the first-generation RNA interference company Sirna Therapeutics and other pioneering biotechnology companies, including Solexa, Xencor, Rib-X Pharmaceuticals, and Solstice Neurosciences. Prior to joining Oxford, Dr. Fambrough was a genomic scientist at the Whitehead/MIT Center for Genomic Research, now known as the Broad Institute. He holds an A.B. in biology from Cornell University and a Ph.D. in genetics from the University of California, Berkeley.

About Oncorus

At Oncorus, we are focused on driving innovation to deliver next-generation viral immunotherapies to transform outcomes for cancer patients. We are advancing a portfolio of intratumorally (iTu) and intravenously (IV) administered viral immunotherapies for multiple indications with significant unmet need based on our Herpes Simplex Virus (HSV) and selectively self-amplifying viral RNA Immunotherapy Platforms.

Designed to deliver next-generation viral immunotherapy impact, our HSV Platform improves upon key characteristics of this therapeutic class to enhance systemic activity. Our lead HSV program, ONCR-177, is designed to be directly administered into a tumor, resulting in high local concentrations of the therapeutic agent and its five encoded transgenes, as well as low systemic exposure to the therapy, which could limit systemic toxicities. Our pioneering selectively self-amplifying viral RNA (vRNA) Immunotherapy Platform, highlighted by our product candidates ONCR-021 and ONCR-788, involves a highly innovative, novel combination of RNA and oncolytic virus-based modalities designed to realize the potential of RNA medicines for cancer.

Please visit www.oncorus.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the therapeutic potential of Oncorus’ product candidates and the potential that viral immunotherapy modalities will activate multiple arms of the immune system. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: Oncorus’ ability to successfully demonstrate the safety, tolerability and efficacy of ONCR-177, ONCR-021, ONCR-788 and ONCR-GBM and obtain regulatory approval thereof; the impact of COVID-19 on Oncorus’ operations and the timing and anticipated results of its ongoing and planned clinical trials; Oncorus’ ability to obtain the requisite components for its product candidates manufactured in accordance with regulatory requirements; Oncorus’ planned facility consolidation and the expansion of Oncorus’ in-house manufacturing capabilities; the adequacy of Oncorus’ existing capital resources and availability of financing on commercially reasonable terms; the accuracy of the Oncorus’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and Oncorus’ ability to obtain, maintain and protect its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in Oncorus’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (SEC) on March 9, 2022, and Oncorus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 4, 2022, and in any subsequent filings that Oncorus makes with the SEC. These documents are available under the “SEC filings” page of the Investors section of Oncorus’ website at http://investors.oncorus.com. Any forward-looking statements represent Oncorus’ views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Oncorus explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor Contact:

Stern Investor Relations

Julie Seidel

Julie.seidel@sternir.com